SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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URS CORPORATION

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URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	8:30 A.M., Pacific Daylight Time, on May 25, 2006

PLACE:	Offices of Cooley Godward LLP 101 California Street, 5th Floor San Francisco, California 94111-5800

ITEMS OF BUSINESS:	(1)	To elect directors to serve for the ensuing year and until their successors are elected.

	(2)	To approve an amendment to our 1999 Equity Incentive Plan.

	(3)	To vote on a stockholder proposal relating to majority voting.

	(4)	To consider any other matters that may properly come before the Annual Meeting.

RECORD DATE:	Holders of URS common stock of record at the close of business on April 7, 2006 are entitled to vote at the Annual Meeting or any adjournment of the Annual Meeting.

By Order of the Board of Directors
/s/ Joseph Masters
Joseph Masters,
Secretary

San Francisco, California
April 24, 2006

Stockholders are cordially invited to attend the Annual Meeting in person. Please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
PROXY STATEMENT
For Annual Meeting of Stockholders
May 25, 2006
     The enclosed proxy is solicited on behalf of the Board of Directors of URS Corporation (the “Board”), a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on May 25, 2006, at 8:30 A.M., Pacific Daylight Time (the “Annual Meeting”), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of Cooley Godward LLP, 101 California Street, 5th Floor, San Francisco, California 94111-5800. We intend to mail this proxy statement and accompanying proxy card on or about April 24, 2006, to all stockholders entitled to vote at the Annual Meeting.
About the Annual Meeting

Q: What is the purpose of the Annual Meeting?	A: At the Annual Meeting, stockholders will elect directors to serve for the ensuing year and until their successors are elected, vote on an amendment to our 1999 Equity Incentive Plan (the “1999 Incentive Plan”) and vote on a stockholder proposal relating to majority voting.

Q: Who is entitled to vote at the Annual Meeting?	A: Only stockholders of record at the close of business on April 7, 2006, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

Q: What are the voting rights of the holders of common stock?	A: Each outstanding share of our common stock will be entitled to one vote on each matter considered at the Annual Meeting.

Q: How is a quorum determined?	A: Holders of a majority of the outstanding shares of common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting to achieve the required quorum for the transaction of business. As of the record date, 51,125,421 shares of common stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of common stock representing at least 25,562,712 votes will be required to establish a quorum.

All votes will be tabulated by Mellon Investor Services, L.L.C., the inspector of elections appointed for the Annual Meeting, who will

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separately count affirmative and negative votes, abstentions and broker non-votes. Proxies received but marked as abstentions (or refusals to vote) and broker non-votes (or votes from shares held of record in “Street name” as to which the beneficial owners have not provided voting instructions) will be included in the calculation of the number of votes considered to be present at the Annual Meeting. If a quorum is not achieved, holders of the votes present, in person or by proxy, may adjourn the Annual Meeting to another date.

Q: How do I vote?	A: If you complete and sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

Q: Can I revoke my proxy later?	A: Yes. You have the right to revoke your proxy at any time before the Annual Meeting by:
(1)	filing a written notice of revocation with our Corporate Secretary at our principal executive office (600 Montgomery, 26th Floor, San Francisco, California 94111-2728);

(2)	filing a properly executed proxy showing a later date with our Corporate Secretary at our principal executive office (see address immediately above); or

(3)	attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke the proxy), although if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Q: How does the Board recommend I vote on the proposals?	A: Our Board recommends a vote FOR each of the director nominees, FOR the approval of the amendment to our 1999 Incentive Plan and AGAINST the proposal relating to majority voting.

Q: What is required to approve the proposals?	A: Once a quorum has been established, directors are elected by a plurality of the votes cast by holders of shares entitled to vote at the Annual Meeting. This means that the director nominees who receive the largest number of FOR votes will be selected as directors up to the maximum number of directors to be elected at the Annual Meeting. All other proposals require affirmative “FOR” votes from a majority of those shares present in person or represented by proxy at the Annual Meeting.

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Q: What happens if I abstain from voting or my broker submits a non-vote?	A: We will count proxies marked “abstain” as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of the proposal, the shares represented by these proxies will not be treated as affirmative votes. In other words, abstentions are treated as votes cast against the proposal. While broker non-votes are similarly counted as shares present for the purpose of determining the presence of a quorum, the shares represented by these proxies are generally not counted for any purpose in determining whether a proposal has been approved.

Q: How will my shares be voted if I return a blank proxy card?	A: If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote FOR each of the director nominees named in this proxy statement, FOR the amendment to our 1999 Equity Incentive Plan and AGAINST the proposal relating to majority voting.

Q: How will voting on any other business be conducted?	A: Although we do not know of any business to be conducted at the Annual Meeting other than the proposals described in this proxy statement, if any other business comes before the Annual Meeting, your signed proxy card gives authority to the proxyholders, H. Thomas Hicks and Joseph Masters, to vote on those matters at their discretion.

Q: Who will bear the costs of this solicitation?	A: We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.

Q: How can I find out the results of the voting at the Annual Meeting?	A: Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2006.

Q: When are stockholder proposals due for next year’s annual meeting?	A: The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2007 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”) is December 18, 2006. Unless a stockholder who wishes to bring a matter before the stockholders at our 2007

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Annual Meeting of Stockholders notifies us of that matter prior to February 26, 2007, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter. You should also review our By-laws, which contain additional requirements about advance notice of stockholder proposals, and the section, “Information About The Board of Directors — Director Nominees,” in this proxy statement.
Additional Information

Householding of Proxy Materials	A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to our Corporate Secretary at our principal executive office (600 Montgomery, 26th Floor, San Francisco, California 94111-2728) or contact Carol Brummerstedt at (415) 774-2766. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their brokers.

Annual Report and Available Information	Our annual report to stockholders and our annual report on Form 10-K for the fiscal year ended December 30, 2005 accompany this proxy statement, but do not constitute a part of the proxy soliciting materials. Additional copies of our annual report on Form 10-K for the fiscal year ended December 30, 2005, including financial statements, but without exhibits, is available without charge to any person whose vote is solicited by this proxy statement upon written request to our Corporate Secretary at our principal executive office (600 Montgomery Street, San Francisco, California 94111-2728). Copies also may be obtained without charge through our web site at www.urscorp.com and the SEC’s web site at www.sec.gov.

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Information About the Board of Directors

Board Purpose and Structure	The Board establishes and reviews our policies and procedures.

Board Meetings and Attendance	Effective January 1, 2005, we adopted a 52/53-week fiscal year ending on the Friday closest to December 31, from our former 52-week fiscal year ending on October 31. During our transition period from November 1, 2004 to December 31, 2004 (the “Transition Period”), the Board held one meeting and during our fiscal year 2005, the Board held five meetings. Each director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she served as a director); and (2) the total number of meetings of all the committees authorized by the Board on which he or she served (held during the period that he or she served as a committee member). Our non-employee directors met in executive sessions two times during fiscal year 2005 and did not meet during the Transition Period.

It is our policy to invite the members of the Board to attend our annual stockholders meeting. All members of the Board attended last year’s annual stockholders meeting.

Board Committees	The Board has standing Audit, Board Affairs and Compensation Committees.

The Audit Committee currently is comprised of five non-employee directors, Mr. Der Marderosian (Chairman), Ms. Bernard, Mr. Foret, Mr. Roach, and Mr. Walsh, and did not meet during the Transition Period, but met 12 times during fiscal year 2005. A copy of the Audit Committee Charter is available on our web site at www.urscorp.com. The primary responsibilities of the Audit Committee include the following:
•	Reviewing annual and interim financial reports, earnings releases and other financial information and earnings guidance provided to analysts and rating agencies;

•	Reviewing our internal auditors’ and the independent registered public accounting firm’s (our “independent registered public auditors”) responsibilities for detecting fraud and regulatory noncompliance;

•	Reviewing the audit plan of our internal auditors and the independent registered public auditors;

•	Reviewing other financial reports, risk assessment, changes in accounting principles, conflicts with the independent registered

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public auditors and other regulatory or legal matters;

•	Preparing proxy statement reports; and

•	Establishing procedures for the receipt, retention and treatment of employee complaints.

The Board has determined that all members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. In addition, the Board has determined that Mr. Der Marderosian, Ms. Bernard, Mr. Foret, Mr. Roach, and Mr. Walsh are qualified as audit committee financial experts within the meaning of SEC regulations and have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

In fiscal year 2005, the Audit Committee completed a self-assessment of its performance, which was reported to the Board.

The Board Affairs Committee currently is comprised of three non-employee directors, Mr. Arnelle (Chairman), Mr. Walsh and General Ralston, and did not meet during the Transition Period, but met four times during fiscal year 2005. A copy of the Board Affairs Committee Charter is available on our web site at www.urscorp.com. The primary responsibilities of the Board Affairs Committee include the following:
•	Identifying, reviewing and recommending director candidates to serve on the Board and its Committees;

•	Reviewing director education and orientation programs;

•	Reviewing the compensation paid to non-employee directors; and

•	Reviewing our Corporate Governance Guidelines.

The Board has determined that all members of the Board Affairs Committee are independent within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

The Compensation Committee currently is comprised of four non-employee directors, Mr. Walsh (Chairman), Mr. Roach, Mr. Arnelle and General Ralston, and met once during the Transition Period and eight times during fiscal year 2005. A copy of the Compensation Committee Charter is available on our web site at www.urscorp.com. The primary responsibilities of the Compensation Committee include the following:

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•	Establishing the overall compensation strategy affecting our Chief Executive Officer and other executive officers;

•	Assessing the performance of senior management;

•	Administering our incentive, executive compensation and benefits plans;

•	Succession planning for executive officers; and

•	Preparing proxy statement reports.

The Board has determined that all members of the Compensation Committee are independent within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

Director Independence	Our Corporate Governance Guidelines contain standards for determining director independence that meet or exceed the listing standards adopted by the SEC and the New York Stock Exchange. Accordingly, Section 2 of our Corporate Governance Guidelines contain the following paragraph related to director independence:

“It is the policy of the Board that at least a majority of its members be independent. An “independent” Director is one who (i) the Board has affirmatively determined not to have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company); (ii) is not a member of management or an employee of the Company and has not been a member of management or an employee of the Company for a minimum of five years; (iii) is not, and in the past five years has not been, affiliated with or employed by a (present or former) auditor of the Company (or of an affiliate); (iv) is not, and in the past five years has not been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the Director; (v) has no immediate family members meeting the descriptions set forth in (ii) through (iv) above; and (vi) to the extent applicable with respect to membership on specific Committees, satisfies additional requirements for “independence” promulgated from time to time by the New York Stock Exchange (the “NYSE”) and the Securities and Exchange Commission (the “SEC”). Consideration should also be given to all other relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect), any charitable contributions by the Company to organizations with which a Director is affiliated and any consulting arrangement between the Company and a Director. The Board Affairs Committee reports annually to the full Board on these matters.”

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The full text of the Corporate Governance Guidelines is available on our web site at www.urscorp.com. In addition, a copy of the Corporate Governance Guidelines is available upon written request to our Corporate Secretary at our principal executive office (600 Montgomery, 26th Floor, San Francisco, California 94111-2728).

Pursuant to our Corporate Governance Guidelines, the Board Affairs Committee and the Board undertook its annual review of director independence in February 2006. During this review, the Board Affairs Committee and the Board considered transactions and relationships between each director or any member of his or her immediate family, and URS and our subsidiaries and affiliates. The Board Affairs Committee and the Board also examined transactions and relationships between directors or their affiliates, and members of our senior management and their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any of these relationships or transactions were inconsistent with a determination that a director is independent.

Based on this review, the Board Affairs Committee and the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of us and our management under the standards set forth in the Corporate Governance Guidelines, with the exception of Mr. Koffel. Mr. Koffel is considered an inside director because he is one of our senior executives.

Lead Independent Director and Executive Sessions	Pursuant to our Corporate Governance Guidelines, our independent directors are required to meet in executive session without the presence of management at least annually. The Board has designated William D. Walsh to chair these executive sessions as its Lead Independent Director. In fiscal 2005, Mr. Walsh served as the Chairman and Lead Independent Director of all two of our executive sessions.

Director Nominees	Our Board Affairs Committee has a policy of considering candidates for membership to the Board that are nominated by stockholders in the same manner as candidates recommended by members of the Board or senior management.

Any stockholder wishing to nominate a director candidate should submit in writing the candidate’s name, biographical information and business qualifications to H. Jesse Arnelle, Chairman of the Board Affairs Committee, URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA 94111-2728. In accordance with the Board Affairs Committee Charter, a qualified candidate must possess the highest

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personal and professional integrity, have demonstrated exceptional ability and judgment and have the ability to work effectively with other members of the Board and provide the skills and expertise appropriate to best serve the long-term financial interests of our stockholders. All qualified submissions are reviewed by our Board Affairs Committee at the next appropriate meeting. If a stockholder wishes the Board Affairs Committee to consider a director candidate for nomination at our next annual meeting, then our By-laws require that written recommendations be received by us no sooner than 120 and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting.

During fiscal year 2005, the Board Affairs Committee engaged Boyden International to assist with the identification and evaluation of director candidates.

Our Board Affairs Committee has not received a candidate recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our voting common stock.

Stockholder Communications with the Board	Stockholders may communicate directly with any of our senior managers, the members of our Board or any Chairman of a Board Committee by writing directly to those individuals at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA 94111-2728). Stockholder communications related to director candidate recommendations should be directed to the Chairman of the Board Affairs Committee, Mr. Arnelle. In addition, if our stockholders or employees have any concerns related to our financial or accounting practices, we encourage communicating those concerns directly to the Chairman of the Audit Committee, Mr. Der Marderosian.

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Code of Business Conduct and Ethics	All of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and directors are required by our Code of Business Conduct and Ethics to conduct our business in the highest legal and ethical manner. The full text of our Code of Business Conduct and Ethics is available on our web site at www.urscorp.com. We have not amended or sought any waiver of our Code of Business Conduct and Ethics since its adoption. If we amended or sought a waiver of our Code of Business Conduct and Ethics, then we would post such amendment or waiver on our web site, as required by applicable rules.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Compensation of Non-Employee Directors	Our non-employee directors received the following compensation for their Board service during fiscal year 2005:
FISCAL YEAR 2005 NON-EMPLOYEE DIRECTOR COMPENSATION

	Annual	Value of	Value of			Total
Non-Employee	Retainer and	Stock	Deferred Stock	Other		Compensation
Director	Meeting Fees	Awarded	Units Awarded	Income		Paid
H. Jesse Arnelle	$42,000	$34,930	$34,930	$—		$111,860
Betsy J. Bernard	42,750	34,930	34,930	—		112,610
Armen Der Marderosian	67,000	34,930	34,930	—		136,860
Mickey P. Foret	45,750	34,930	34,930	—		115,610
Joseph W. Ralston	44,250	34,930	34,930	—		114,110
John D. Roach	56,250	34,930	34,930	—		126,110
William D. Walsh	69,750	34,930	34,930	11,339	*	150,949

*Healthcare insurance.

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Description of Non-Employee Director Compensation	Quarterly Retainer: $6,250 payable on the first business day of each quarter that a director is serving on the Board for an aggregate of $25,000 on an annual basis. In addition, as of March 2005, the Chairman of the Audit Committee also receives an additional $2,500 payable on the first business day of each quarter for an aggregate of $10,000 annually.

Board Attendance Fees: $2,000 for each Board meeting attended in person and $750 for each Board meeting attended by telephone.

Non-Committee Chairmen Fees: $1,500 for each Committee meeting attended in person and $750 for each Committee meeting attended by telephone.

Committee Chairman Fees: $4,000 for the Chairman of the Audit Committee for each meeting chaired in person and $750 for each meeting chaired by telephone. $3,000 for the Chairmen of the Board Affairs and Compensation Committees for each meeting chaired in person and $750 for each meeting chaired by telephone.

Quarterly Stock Award: Each non-employee director serving on the Board on the last day of each fiscal quarter received a stock award under the 1999 Incentive Plan consisting of the number of shares of our common stock equal to $8,750 divided by the fair market value of our common stock on the last trading day of the fiscal quarter, rounded down to the nearest whole share. The stock grants vested immediately upon grant.

Deferred Stock Award: Each non-employee director serving on the Board on the last day of each fiscal quarter received a deferred stock award under the 1999 Incentive Plan consisting of a number of notional shares equal to $8,750 divided by the fair market value of our common stock on the last trading day of the fiscal quarter, rounded down to the nearest whole share. The deferred stock awards vested immediately upon grant. However, the notional number of shares attributed to deferred stock awards accumulate and are not issued to the non-employee director until the time that the non-employee director terminates his or her service on the Board.

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Medical Benefit Plan: Non-employee directors who were elected prior to December 17, 1996 are entitled to participate, at our expense, in our medical benefit plan. Based upon the costs of the premiums we pay, the annualized monetary value of this benefit for William D. Walsh in fiscal year 2005 was $11,339.

Consulting Fees: We also maintain a policy whereby non-employee directors may be engaged on an as-needed basis from time to time as consultants for special projects at the rate of up to $3,000 per day (plus reasonable expenses) upon the recommendation of the Chairman of the Board or any officer designated by the Chairman of the Board. No consulting fees were paid to non-employee directors during the Transition Period or fiscal year 2005. If any of these consulting fees are paid in the future to a non-employee director, the Board will determine whether the special projects affect the independence of the non-employee director.

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COMPANY PROPOSALS REQUIRING YOUR VOTE
Proposal 1
Election Of Directors
     The current terms of office of all of our directors expire at the Annual Meeting. The Board proposes the re-election of the following nominees, all of whom are currently serving as directors, for a new term of one year and until their successors are duly elected and qualified. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares cast for that nominee will be voted for the election of a substitute nominee proposed by the Board.

Principal Occupation,
Nominee and Current	Business Experience,
Committee Service	Other Directorships Held and Age
H. Jesse Arnelle (Board Affairs and Compensation Committees)	Mr. Arnelle has served as one of our directors since January 2004. Mr. Arnelle has served as Of Counsel to the law firm of Womble, Carlyle, Sandridge and Rice from 1997 through November 2005; as a director of Armstrong World Industries, Inc. since 1995; as a director of FPL Group, Inc. (formerly Florida Power & Light) since 1990; as a director of Metropolitan Life Series Fund since 2002; and as a director of Textron Corporation since 1993. Mr. Arnelle served as senior partner to the law firm Arnelle & Hastie, San Francisco, which later became Arnelle, Hastie, McGee, Willis and Green, with which he was associated until his retirement in 1997; as a director of Eastman Chemical Co., Inc.; as a director of Gannett Company; as a director of Union Pacific and Resources, Inc.; as a director of Wells Fargo and Company; and as a director of Waste Management, Inc. He is 72 years old.

Betsy J. Bernard (Audit Committee)	Ms. Bernard has served as one of our directors since August 2004. Ms. Bernard has served as a director of The Principal Financial Group, Inc. since 1999, and as a director of BearingPoint, Inc. since 2004. She served as a director of United Technologies Corporation from 2003 to 2005. Ms. Bernard served as President of AT&T Corporation from 2002 to 2003; as President and Chief Executive Officer of AT&T Consumer from 2001 to 2002; as Executive Vice President — National Mass Markets for Qwest Communications International from 2000 to 2001; and as Executive Vice President — Retail Markets for US West from 1998 to 2000. She is 50 years old.

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Principal Occupation,
Nominee and Current	Business Experience,
Committee Service	Other Directorships Held and Age
Armen Der Marderosian (Audit Committee)	Mr. Der Marderosian has served as one of our directors since 1994. Mr. Der Marderosian served as President and Chief Executive Officer of GTE Government Systems Corporation from 1995 to 1999 and as Executive Vice President, Technology and Systems, at GTE Corporation from 1998 to 1999. Mr. Der Marderosian served as Senior Vice President of GTE Corporation from 1995 to 1997. He is 68 years old.

Mickey P. Foret (Audit Committee)	Mr. Foret has served as one of our directors since March 2003. Mr. Foret retired in 2002 as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. and Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc. Mr. Foret previously served as President and Chief Operating Officer of Atlas Air Cargo, Inc. and as President and Chief Operating Officer and in other management positions at Continental Airlines, Inc. and affiliated companies from 1974 to 1990. Mr. Foret has served as a director for ADC Telecommunications, Inc.; as a director of MAIR Holdings, Inc.; as a director of First American Funds; as a director of Champion Airlines, Inc., a privately held company; as a director of Atlas Air Cargo, Inc.; as a director of Continental Airlines, Inc.; as a director of Eastern Airlines, Inc.; as a director of System One, Inc.; as a director of Worldspan L.P. and as a director of NorAm Energy Corp. He is 60 years old.

Martin M. Koffel	Mr. Koffel has served as our Chairman of the Board, Chief Executive Officer, President and as one of our directors since 1989. He is 67 years old.

General Joseph W. Ralston, USAF (Ret.) (Board Affairs and Compensation Committees)	General Ralston has served as one of our directors since October 2003. General Ralston has served as Vice Chairman of The Cohen Group since 2003; as a director of Lockheed Martin since 2003; and as a director of The Timken Company since 2003. General Ralston’s military career began in 1965 and concluded in 2003 when he retired from active duty. General Ralston’s military career was highlighted by his service as Vice Chairman of the Joint Chiefs of Staff in Washington, D.C. from 1996 to 2000 and Commander, U.S. European Command and Supreme Allied Commander Europe, NATO from 2000 to 2003. He is 62 years old.

John D. Roach (Audit and Compensation Committees)	Mr. Roach has served as one of our directors since February 2003. Mr. Roach has served as Chairman of the Board and Chief Executive Officer of Stonegate International since 1997; as Chairman of the Board of Unidare US Inc. since 2002; as a director of the PMI Group, Inc. since 1997; as a director of Kaiser Aluminum Corporation and its subsidiary

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Principal Occupation,
Nominee and Current	Business Experience,
Committee Service	Other Directorships Held and Age
Kaiser Aluminum & Chemical Corporation since 2002; and as a director of Material Sciences Corporation since March 2003. Mr. Roach served as Chairman of the Board, President and Chief Executive Officer of Builders FirstSource, Inc. from 1998 to 2001 and as a director of Washington Group International (formerly Morrison-Knudsen Corporation) from 1997 to 2001. He is 62 years old.

William D. Walsh (Audit, Board Affairs and Compensation Committees)	Mr. Walsh has served as one of our directors since 1988. Mr. Walsh has served as Chairman of Sequoia Associates LLC, a private investment firm, since 1982; as Chairman of the Board of Consolidated Freightways Corporation since 1996; as a director of Unova, Inc. since 1997; as Chairman of the Board of Creativity, Inc. since 1998; and as Chairman of the Board of Ameriscape since 2000. Mr. Walsh served as Chairman of the Board of Clayton Group, Inc. from 1996 to 2002; as a director of Ameriscape, Inc. from 1999 to 2000; as a director of Crown Vantage, Inc. from 1996 to 2000; and as Chairman of the Board of Newell Manufacturing Corporation from 1988 to 2000. He is 75 years old.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH DIRECTOR NOMINEE.

Required Vote	Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the election of the nominees.

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PROPOSAL 2
Amendment to Our 1999 Equity Incentive Plan
On February 16, 2006, the Board, acting through its Compensation Committee, adopted an amendment and restatement of the URS Corporation 1999 Equity Incentive Plan (the “1999 Incentive Plan”), subject to stockholder approval, to incorporate provisions that will allow the Company to include performance-based criteria for certain equity and cash awards (“performance-based awards”) that may be granted under the 1999 Incentive Plan. The Board has delegated to the Compensation Committee broad authority and responsibility for administering the 1999 Incentive Plan, including the authority to amend the 1999 Incentive Plan. References to the “Board” in the description below mean the Board itself, the Compensation Committee and any other committee, subcommittee or individual to whom the Board or the Compensation Committee may delegate authority from time to time. Additional information regarding the Board’s authority to delegate some or all of the administration of the 1999 Incentive Plan to a committee or committees is set forth below.
As discussed more fully below, performance-based awards will be granted only upon the attainment during a specified time period of performance goals pre-established by the Board. The purpose of such awards is to secure and retain the services of employees, directors and consultants of the Company and its affiliates, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. In addition, such awards may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations, and therefore may be exempt from the limitation on corporate deductibility of compensation in excess of $1.0 million paid to certain “covered employees” in a taxable year.
This Proposal 2 does not seek to increase the number of shares that may be issued under the 1999 Incentive Plan, nor does it seek to amend the 1999 Incentive Plan in any way other than to incorporate provisions relating to performance-based awards. In the event that the stockholders do not approve the amendment and restatement of the 1999 Incentive Plan pursuant to this Proposal 2, the 1999 Incentive Plan will continue in its current form and provisions relating to performance-based awards will not be implemented. A description of the essential features of the provisions relating to performance-based awards that are the subject of this Proposal 2 are set forth below and are followed by a description of the essential features of the 1999 Incentive Plan, as amended and restated as of February 16, 2006.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

Required Vote	The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve this Proposal 2.

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Description of Performance-Based Awards
The essential features of the provisions relating to performance-based awards are outlined below:
Under the 1999 Incentive Plan, as amended and restated, restricted stock awards (including agreements to issue restricted stock known as restricted stock units) may be granted, vest or be exercised based upon the attainment during a certain period of time of certain performance goals (“performance stock award”). The 1999 Incentive Plan, as amended and restated, also provides for cash awards that may be granted upon the attainment during a certain period of time of certain performance goals (“performance cash awards”). All employees of and consultants to the Company and its affiliates and directors of the Company are eligible to receive performance-based stock and cash awards under the 1999 Incentive Plan. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Board. No employee will be eligible to be granted performance stock awards covering more than 1,000,000 shares of common stock during any fiscal year of the Company, and no employee will be eligible to be granted performance cash awards with a value in excess of $5.0 million during any fiscal year of the Company.
In granting a performance-based award, the Board will set a period of time (a “performance period”) over which the attainment of one or more goals (“performance goals”) will be measured for the purpose of determining whether the award recipient has a vested right in or to such award. Within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a performance period), the Board will establish the performance goals, based upon one or more pre-established criteria (“performance criteria”) enumerated in the 1999 Incentive Plan and described below. As soon as administratively practicable following the end of the performance period, the Board will certify (in writing) whether the performance goals have been satisfied.
Performance goals under the 1999 Incentive Plan will be determined by the Board, based on one or more of, or combination of, or any ratio of, the following performance criteria: (i) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest and taxes (“EBIT”); (iii) earnings before unusual or nonrecurring items; (iv) net earnings; (v) earnings per share; (vi) net income; (vii) gross profit margin; (viii) operating margin; (ix) operating income; (x) net operating income; (xi) net operating income after taxes; (xii) growth; (xiii) net worth; (xiv) cash flow; (xv) cash flow per share; (xvi) total stockholder return; (xvii) return on capital; (xviii) stock price performance; (xix) revenues; (xx) costs; (xxi) working capital; (xxii) capital expenditures; (xxiii) changes in capital structure; (xxiv) economic value added; (xxv) industry indices; (xxvi) expenses and expense ratio management; (xxvii) debt reduction; (xxviii) profitability of an identifiable business unit or product; (xxix) levels of expense, cost or liability by category, operating unit or any other delineation; (xxx) implementation or completion of projects or processes; (xxxi) contribution; (xxxii) average days

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sales outstanding; (xxxiii) new sales; (xxxiv) safety record; and (xxxv) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.
The Board is authorized at any time, in its sole discretion, to make adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board and other regulatory entities; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item; (vii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (xi) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (xiii) to reflect any partial or complete corporate liquidation. The Board also retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals.
If this Proposal 2 is approved by the stockholders, compensation attributable to performance-based stock and cash awards under the 1999 Incentive Plan will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied.
No performance-based stock awards have been issued and any future issuance of performance-based stock awards under the 1999 Incentive Plan, is subject to the discretion of the Board. As of the date of this proxy statement, there has been no determination by the Board with respect to future performance-based stock awards and accordingly, future performance-based stock awards are not determinable.

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Description of Amended and Restated 1999 Incentive Plan
The essential features of the 1999 Incentive Plan, as amended and restated as of February 16, 2006, are outlined below:
General
The 1999 Incentive Plan originally was adopted by the Board on July 13, 1999 and subsequently was approved by the stockholders. There is an aggregate of approximately 9,624,000 shares of common stock reserved for issuance under the 1999 Incentive Plan, which number will be increased as described in “Stock Subject to the 1999 Incentive Plan” below. At March 31, 2006, awards (net of cancelled or expired awards) covering an aggregate of approximately 7,308,000 shares had been granted under the 1999 Incentive Plan, of which approximately 2,777,000 shares were outstanding as of March 31, 2006, and approximately 2,316,000 shares remain available for future grant under the 1999 Incentive Plan.
The 1999 Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, rights to acquire restricted stock, non-employee director stock awards, performance stock awards and performance cash awards (collectively, “awards”). Incentive stock options granted under the 1999 Incentive Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 1999 Incentive Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of awards.
Purpose
The Board adopted the 1999 Incentive Plan to provide a means to secure and retain the services of employees (including officers), directors and consultants, and to provide incentives for such individuals to exert maximum efforts for the success of the Company and its affiliates.
Administration
The Board administers the 1999 Incentive Plan. Subject to the provisions of the 1999 Incentive Plan, the Board has the authority to construe and interpret the 1999 Incentive Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the exercise, purchase, or strike price of each stock award, the type of consideration permitted to exercise or purchase each stock award, and other terms of the stock awards.
As noted above, the Board has the authority to delegate some or all of the administration of the 1999 Incentive Plan to a committee or committees. In the discretion of the Board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. If administration is delegated to a

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committee, the committee has the authority to delegate certain administrative powers to a subcommittee of one or more members.
Eligibility
Incentive stock options may be granted under the 1999 Incentive Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers) of and consultants to the Company and its affiliates, and non-employee directors of the Company, are eligible to receive all other types of awards under the 1999 Incentive Plan. All of the approximately 29,200 employees of and consultants to the Company and its affiliates, and seven non-employee directors of the Company are eligible to participate in the 1999 Incentive Plan.
No incentive stock option may be granted under the 1999 Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or its affiliates, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined on the date of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 1999 Incentive Plan and any other plans of the Company and its affiliates) may not exceed $100,000.
Under the 1999 Incentive Plan, no person may be granted options covering more than 1,000,000 shares of common stock during any fiscal year of the Company.
Stock Subject to the 1999 Incentive Plan
An aggregate of 1,500,000 shares of common initially was reserved for issuance under the 1999 Incentive Plan. Pursuant to the terms of the 1999 Incentive Plan, that number has been increased each July 1 (beginning with July 1, 2000) and will continue to be increased each July 1 (through July 1, 2009) by the lesser of (i) 5% of the common stock outstanding on such July 1 or (ii) 1,500,000 shares. In addition, the following shares of common stock will be available for issuance under the 1999 Incentive Plan: (i) all shares of common stock remaining available for award under the URS Corporation 1991 Incentive Plan on July 13, 1999, (ii) all shares of common stock issuable pursuant to options or stock awards granted under the 1991 Incentive Plan that expire or otherwise terminate without having been exercised in full after July 13, 1999 and (iii) all shares of common stock remaining available for award under the URS Corporation Non-Executive Directors Stock Grant Plan on July 13, 1999. If awards granted under the 1999 Incentive Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such awards again become available for issuance under the 1999 Incentive Plan. In addition, to the extent that any shares of common stock are not issued to an optionholder upon the exercise of an option, such shares will again become available for issuance under the 1999 Incentive Plan. If any shares subject to an option are not issued to a participant because such shares are withheld for the payment of taxes, the number of shares that are not issued will remain available for issuance under the 1999 Incentive Plan. If the exercise price of any option is satisfied by tendering shares of common stock held by the

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participant, then the number of shares so tendered will remain available for issuance under the 1999 Incentive Plan.
Terms of Options
Options may be granted under the 1999 Incentive Plan pursuant to stock option agreements. The following is a description of the permissible terms of options under the 1999 Incentive Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.
Exercise Price. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options may not be less than 100% of the fair market value of the stock on the date of grant.
Consideration. The exercise price of options granted under the 1999 Incentive Plan must be paid, to the extent permitted by applicable law and at the discretion of the Board, (i) in cash, (ii) pursuant to a broker-assisted cashless exercise, (iii) by delivery of other common stock of the Company, (iv) pursuant to a deferred payment arrangement, or (iv) in any other form of legal consideration acceptable to the Board.
Vesting. Options granted under the 1999 Incentive Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board. Vesting typically will occur during the optionholder’s continued service with the Company or an affiliate, whether such service is performed in the capacity of an employee, consultant or director (collectively, “service”) and regardless of any change in the capacity of the service performed. Shares covered by different options granted under the 1999 Incentive Plan may be subject to different vesting terms. The Board has the authority to accelerate the time during which an option may vest or be exercised. In addition, options granted under the 1999 Incentive Plan may permit exercise prior to vesting. However, any unvested shares acquired under such an early exercise arrangement may be subject to repurchase by the Company if the participant’s service terminate before vesting.
Tax Withholding. To the extent provided by the terms of a stock option agreement, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of the option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned common stock of the Company, or by a combination of these means.
Term. The maximum term of options granted under the 1999 Incentive Plan is 10 years, except that in certain cases (see “Eligibility” above) the maximum term is five years.
Termination of Service. Options granted under the 1999 Incentive Plan generally terminate three months after termination of the participant’s service unless (i) termination is due to the participant’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months following

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termination; (ii) the participant dies before the participant’s service has terminated, or within generally three months after termination of service, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 12 months following the participant’s death by the person or persons to whom the rights to such option have passed; or (iii) the option by its terms specifically provides otherwise. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.
Restrictions on Transfer. An incentive stock option is not transferable other than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. Unless provided otherwise by the Board, such restrictions on transfer also apply to a nonstatutory stock option. A participant may also designate a beneficiary who may exercise an option following the participant’s death.
Terms of Restricted Stock Awards
Restricted stock awards may be granted under the 1999 Incentive Plan pursuant to restricted stock award agreements.
Purchase Price and Consideration. The Board determines the purchase price for a restricted stock award. The Board may award restricted stock awards in consideration of past services without a purchase price.
Vesting. Shares of stock acquired under a restricted stock award may, but need not, be subject to a repurchase option in favor of the Company or forfeiture to the Company in accordance with a vesting schedule as determined by the Board. The Board has the authority to accelerate the vesting of stock acquired pursuant to a restricted award.
Termination of Service. Upon termination of a participant’s service, the Company may repurchase or otherwise reacquire any forfeited shares of stock that have not vested as of such termination under the terms of the applicable restricted stock award.
Restrictions on Transfer. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as determined by the Board.
Terms of Non-Executive Director Stock Awards
Quarterly Grant. Each person who is serving as a non-executive director on the last day of each of the Company’s fiscal quarters will be granted a quarterly grant. The number of shares of common stock subject to each quarterly grant will be equal to the quotient of $8,750 divided by the fair market value of the common stock on the date of grant, rounded down to the nearest whole share. Each quarterly grant will be fully vested on the date of grant.
Deferred Grant. Each person who is serving as a non-executive director on the last day of each of the Company’s fiscal quarters will be granted a quarterly deferred grant. Under the deferred

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grant arrangement, each non-executive director is entitled to receive a number of shares of common stock equal to the quotient of $8,750 divided by the fair market value of the common stock on the date of grant, rounded down to the nearest whole share. Each quarterly deferred grant will be fully vested on the date of grant; provided that the notional number of shares of the common stock subject to each quarterly deferred grant will not be issued until the director terminates his or her service on the Board, at which time the Company will issue and deliver the shares to the director within 30 days of such termination of service.
Consideration. Non-executive director stock awards will be awarded in consideration for services rendered as a director of the Company.
Amendment. The Board may at any time, and from time to time, amend the terms pursuant to which non-executive director stock awards will be granted, including the value or number of shares that will be subject to each non-executive director stock award.
Changes to Capital Structure
Transactions not involving the receipt of consideration by the Company (such as a merger, consolidation, reorganization, stock dividend, or stock split) may change the class and number of shares of Common Stock subject to the 1999 Incentive Plan and outstanding awards. In that event, the 1999 Incentive Plan will be appropriately adjusted as to the class and the maximum number of shares of common stock subject to the 1999 Incentive Plan and the maximum number of shares for which any one person may be granted options or performance-based awards per calendar year pursuant to Section 162(m) of the Code, and outstanding awards will be adjusted as to the class, number of shares and price per share of common stock subject to such awards.
Corporate Transactions; Changes in Control
The 1999 Incentive Plan provides that, in the event of a dissolution or liquidation of the Company, all outstanding awards under the 1999 Incentive Plan will terminate. A “Change in Control” is defined in the 1999 Incentive Plan as a transaction, or series of transactions that occur within a 12-month period, as a result of which the stockholders of the Company immediately prior to the transaction (or, in the case of a series of transactions, immediately prior to the first transaction in the series) hold less than 50% of the beneficial ownership of the securities of the company that survives the transaction (or, if more than one company survives the transaction, of the controlling company) following such transaction or transactions. Unless otherwise provided in an award, in the event of a Change in Control, (i) any surviving corporation may either assume awards outstanding under the 1999 Incentive Plan or substitute similar awards for those outstanding under the 1999 Incentive Plan or (ii) the Board may, in its discretion, provide that, in complete settlement of outstanding awards, holders of such awards will receive cash payments in amounts that the Board determines represent the cash value of the outstanding awards. If the surviving corporation declines to assume awards outstanding under the 1999 Incentive Plan or to substitute similar awards, and the Board does not provide that such awards shall be settled in cash, then, (i) with respect to awardholders whose service has not terminated, the vesting and the time during which such awards may be exercised will be accelerated as of a time designated by the Board and such outstanding awards will terminate

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if not exercised before such time, and (ii) outstanding awards held by awardholders whose service has terminated will terminate if not exercised prior to the time designated by the Board. The acceleration of vesting of an award in the event of a Change in Control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.
Duration, Termination and Amendment
The Board may suspend or terminate the 1999 Incentive Plan without stockholder approval or ratification at any time. Unless sooner terminated, the 1999 Incentive Plan will terminate on July 12, 2009.
The Board may also amend or modify the 1999 Incentive Plan at any time. However, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy applicable law or securities exchange listing requirements.
The Board may submit any other amendment to the 1999 Incentive Plan for stockholder approval, including any amendment intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.
Federal Income Tax Information
The following is a summary of the principal United States federal income taxation consequences to employees and the Company with respect to participation in the 1999 Incentive Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.
Incentive Stock Options. Incentive stock options granted under the 1999 Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.
If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, the Company will not be entitled to any income tax deduction.
Generally, if the participant disposes of the stock before the expiration of either of the holding periods discussed in the preceding paragraph (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the

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participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.
To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.
Nonstatutory Stock Options. No taxable income is recognized by a participant upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.
However, if the shares acquired upon exercise of the nonstatutory stock option are unvested and subject to repurchase by the Company in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of exercise, but will have to report as ordinary income, when the Company’s repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses, over (ii) the exercise price paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date, over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income when the repurchase right lapses.
Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.
Restricted Stock Awards. Upon receipt of stock under a restricted stock award, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date of issuance over the purchase price, if any, paid for those shares. The Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.
However, if the shares issued upon the grant of a restricted stock award are unvested and subject to forfeiture by the Company in the event of the participant’s termination of service

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prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when the Company’s repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses, over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the excess of (x) the fair market value of the shares on the date of issuance, over (y) the purchase price, if any, paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses.
Upon disposition of the stock acquired upon the receipt of a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon issuance (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.
Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.
Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation if (i) such options are approved by a compensation committee comprised solely of “outside directors,” (ii) the plan contains a per-employee limitation on the number of shares for which such options may be granted during a specified period, (iii) the per-employee limitation is approved by the stockholders, and (iv) the exercise price of the option is no less than the fair market value of the stock on the date of grant.
Compensation attributable to performance stock awards and performance cash awards will qualify as performance-based compensation, provided that: (i) the award is approved by a compensation committee comprised solely of “outside directors,” (ii) the award is granted only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting of the award that the performance goal has been satisfied, and (iv) prior to the granting of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

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STOCKHOLDER PROPOSAL
PROPOSAL 3
Stockholder Proposal Relating to Majority Voting
We have received a stockholder proposal from the Massachusetts Laborers’ Pension Fund. The Massachusetts Laborers’ Pension Fund has requested that we include the following proposal and supporting statement in our proxy statement for the Annual Meeting, and if properly presented, this proposal will be voted on at the Annual Meeting. The Massachusetts Laborers’ Pension Fund beneficially owns 48,700 shares of URS common stock. The stockholder proposal is quoted verbatim in italics below.
Management of URS does not support the adoption of the stockholder proposal (Proposal 3) and asks stockholders to consider Management’s Statement In Opposition To The Stockholder Proposal, which directly follows the stockholder proposal below.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE AGAINST PROPOSAL 3.

Required Vote	The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve this Proposal 3.
STOCKHOLDER PROPOSAL
Director Election Majority Vote Standard Proposal
Resolved: That the shareholders of URS Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
Supporting Statement: Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors, (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”
Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for

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the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
The majority vote proposal received high levels of support last year, wining majority support at Advanced Micro Devices, Freeport McMoran, Marathon Oil, Marsha and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.
Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.
Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.
We urge your support for this important director election reform.
MANAGEMENT’S STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL
What is the Recommendation of the Company on the Director Election Majority Vote Stockholder Proposal?
We recommend a vote AGAINST this stockholder proposal.
How Does the Company Currently Elect Directors?
We are subject to Delaware law and therefore have chosen to use Delaware’s default provisions for the election of directors, known as plurality voting. The rules governing plurality voting are well understood and do not prevent stockholders from challenging director nominees. Essentially under a plurality voting system, the nominees for directors receiving the highest number of “FOR” votes cast at the annual meeting are elected as directors to the fill the number of open positions on the Board. For example, at our last annual meeting of stockholders each of our directors received “FOR” in over 91% of the total votes cast at the meeting.

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How Would the Proposal Change How the Company Currently Elects Directors?
The proposal seeks to require that director nominees be elected by a majority of votes cast at the Annual Meeting. However, because under Delaware law a director serves until a successor is elected, it is possible that the entire slate of incumbent directors would not be elected by a majority vote, but that these same directors would nonetheless continue to serve as directors because no successor was elected. In this situation, incumbent directors would continue to serve. In addition, it is possible that a new director nominee would not be elected by a majority vote, thereby leaving this position unfilled or allowing the Board to appoint a director to fill the open position.
What would happen if there was a contested election?
In a contested election, where there are more director nominees than board seats, it is possible that no director nominee would receive a majority vote and the stockholder proposal does not answer whether we should retain plurality voting or not in this situation.
Why Does the Company Oppose the Stockholder Proposal?
We have a history of electing, by plurality, a strong and independent Board and we believe that this proposal is a misplaced attempt at achieving better corporate governance. The stockholder proposal references that a “nominee in a director election can be elected with as little as a single affirmative vote;” however, this statement is misleading as our directors received an average of at least 89% of the total affirmative votes cast at our last five annual meetings, well over a majority. The proposal also fails to address what would occur if a director nominee failed to receive a majority vote. If there is a failed election, an incumbent director would remain until the next election and if it is a new director nominee, then the Board could elect a replacement director to fill the vacancy or the position would remain open, all of which in our view, is less democratic and less desirable than the election of the directors by a plurality vote. In addition, any sudden loss of an incumbent director may make it more difficult for the Company to comply with regulatory requirements and may substantially increase our future proxy solicitation and director recruitment costs. Because the negative consequences of a majority voting system far outweigh any perceived benefits, the Board believes that the proposal does not serve the best interest of the Company and its stockholders. For the reasons described above, the Board recommends a vote AGAINST this proposal.

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Report of the Audit Committee for Fiscal year 20051

Audit Committee Report	The Audit Committee has responsibility, under delegated authority from the Board, for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee is composed of independent directors and acts under a written charter adopted and approved by the Board on July 15, 2003. A copy of the Audit Committee Charter is available on our web site at www.urscorp.com. Each member of the Audit Committee is “independent” as defined by our Corporate Governance Guidelines and the rules of the New York Stock Exchange. The Board has determined that Mr. Der Marderosian, Ms. Bernard, Mr. Foret, Mr. Roach and Mr. Walsh are financial experts as defined by the rules of the SEC. The Audit Committee held 12 meetings during fiscal year 2005.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including developing, maintaining and monitoring our systems of internal controls over financial reporting. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (our “independent registered public auditor”) is responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee:

•     reviewed and discussed with management our audited financial statements included in our 2005 Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the adequacy and clarity of disclosures in our financial statements;

•     reviewed with our independent registered public auditors their judgment as to the quality, not just the acceptability of our accounting principles and such other matters as our independent registered public auditors are required to discuss with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, "Communications with Audit Committees;”

[1]	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

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•     received from our independent registered public auditors the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and discussed with our independent registered public auditors their independence;

• discussed with our independent and internal auditors the overall scope and plans for their respective audits;

•     met with our independent and internal auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls over financial reporting and met with our independent auditors, with and without management present, to discuss the overall quality of our financial reporting; and

• considered whether the provision by our independent registered public auditors of non-audit services is compatible with maintaining the independence of our auditors.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be approved and included in our Annual Report on Form 10-K for the year ended December 30, 2005 filed with the SEC, and the Board approved the foregoing.
Respectfully Submitted,
THE AUDIT COMMITTEE
Armen Der Marderosian, Chairman
Betsy J. Bernard
Mickey P. Foret
John D. Roach
William D. Walsh

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Information About Our Independent Registered Public Accounting Firm

Independent Registered Public Auditors	The Audit Committee has selected and retained PricewaterhouseCoopers LLP as our independent registered public auditors for the fiscal year ending December 29, 2006. PricewaterhouseCoopers LLP has audited our financial statements since 1988.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.

Independent Registered Public Auditors’ Fees	The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for the fiscal year ended December 30, 2005, for the Transition Period from November 1, 2004 to December 31, 2004, and the fiscal year ended October 31, 2004, and fees for other services rendered by PricewaterhouseCoopers LLP during these periods.

	Fiscal Year 2005	Transition Period	Fiscal Year 2004
Audit Fees	$5,745,751	$719,669	$2,951,673

Audit-related Fees	311,091	15,705	824,781

Tax Fees	4,399	0	18,520

All Other Fees	13,434	0	19,074

Audit Services Fees. Audit services fees include fees for services rendered in connection with the annual audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory and regulatory filings and engagements or services that generally only the independent registered public auditor reasonably can provide to a client, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category may include fees related to mergers and acquisitions consultation, consultations regarding generally accepted accounting

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principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of the new SEC and Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation. Audit-related fees also include audits of pension and other employee benefit plans, as well as the review of information systems and general internal control reporting requirements.

Tax Fees. Tax fees primarily include fees associated with tax compliance and tax consultation services.

All Other Fees. All other fees primarily include fees associated with risk management advisory services, treasury advisory services, assisting in internal investigations and assisting management in analyzing the design or procedures regarding our internal control structure.

Audit Committee Disclosure	All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of those services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Policy on Audit Committee Pre-Approval	The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public auditors.

On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee also has delegated the ability to pre-approve audit and permitted non-audit services to the Chairman of the Audit Committee, Mr. Der Marderosian, provided that any pre-approvals by the Chairman are reported to the Audit Committee at a subsequent Audit Committee meeting.

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Security Ownership Of
Certain Beneficial Owners And Management
The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2006 by: (1) each director and nominee for director; (2) each of the executive officers listed on the Summary Compensation Table (the “Named Executives”); (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The applicable address for each of our directors and executive officers is c/o URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA 94111-2728.

	Common Stock Beneficially Owned (1)
Beneficial Owner	Number	Percentage (2)
EARNEST Partners, LLC 75 Fourteenth Street, Suite 2300 Atlanta, Georgia 30390	2,742,035	5.36%
FMR Corp 82 Devonshire Street Boston, MA 02109-3614	7,068,800	13.83%
Kent P. Ainsworth (3)	71,250	*
H. Jesse Arnelle (4)	5,638	*
Betsy J. Bernard (5)	3,592	*
Reed Brimhall (6)	15,938	*
Armen Der Marderosian (7)	24,389	*
Mickey P. Foret (8)	7,380	*
Gary V. Jandegian (9)	114,021	*
Martin M. Koffel (10)	754,522	1.46%
General Joseph W. Ralston, USAF (Ret.) (11)	6,752	*
John D. Roach (12)	32,927	*
William D. Walsh (13)	97,889	*
Randall A. Wotring (14)	45,285	*
All executive officers and directors as a group (16 persons) (15)	1,293,146	2.50%

*	Less than one percent.

(1)	As of March 31, 2006, there were 51,114,440 shares of our common stock outstanding.

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(2)	Percentages are calculated with respect to a holder of options exercisable on or prior to May 30, 2006, as if such holder had exercised its options. Option shares held by other holders are not included in the percentage calculation with respect to any other stockholder.

(3)	Includes zero shares underlying stock options that are exercisable on or before May 30, 2006.

(4)	Includes 2,819 shares granted pursuant to deferred stock awards.

(5)	Includes 1,796 shares granted pursuant to deferred stock awards.

(6)	Includes zero shares underlying stock options that are exercisable on or before May 30, 2006.

(7)	Includes 5,983 shares underlying stock options that are exercisable on or before May 30, 2006 and includes 2,819 shares granted pursuant to deferred stock awards.

(8)	Includes 2,819 shares granted pursuant to deferred stock awards.

(9)	Includes 74,833 shares underlying stock options that are exercisable on or before May 30, 2006.

(10)	Includes 430,000 shares underlying stock options that are exercisable on or before May 30, 2006.

(11)	Includes 2,819 shares granted pursuant to deferred stock awards.

(12)	Includes 2,183 shares underlying stock options that are exercisable on or before May 30, 2006 and includes 2,819 shares granted pursuant to deferred stock awards.

(13)	Includes 5,983 shares underlying stock options that are exercisable on or before May 30, 2006 and 2,819 shares granted pursuant to deferred stock awards.

(14)	Includes 10,834 shares underlying stock options that are exercisable on or before May 30, 2006.

(15)	Includes 555,151 shares underlying stock options that are exercisable on or before May 30, 2006 and 18,710 shares granted pursuant to deferred stock awards. Executive officer shares consist of shares owned by the Named Executives, Thomas W. Bishop, H. Thomas Hicks, Susan B. Kilgannon and Joseph Masters.

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Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 30, 2005, all executive officers, directors and greater than 10% beneficial owners were in compliance with applicable Section 16(a) filing requirements.

36.

Report Of The Compensation Committee On Executive Compensation
For Fiscal year 20051

Committee Purpose	The Compensation Committee has the responsibility, under delegated authority from the Board, for developing, administering and monitoring our executive compensation in the long-term interests of URS and our stockholders. Each member of the Compensation Committee is “independent” as defined by our Corporate Governance Guidelines and the rules of the New York Stock Exchange. In fulfilling its responsibilities, the Compensation Committee has used the services of independent compensation consultants.

With the approval of the Compensation Committee, we have developed compensation plans and programs designed to attract and retain qualified key executives and senior managers critical to our success, and also to provide these executives and managers with performance-based incentives clearly tied to our profitability and stockholder returns. Compensation of our executives, including the Chief Executive Officer, consists of three basic components:
base compensation, annual bonuses and long-term incentive awards.

Base Compensation	Officer base salaries are reviewed regularly and adjusted as needed based on individual performance and competitive practices. Base compensation for new executives hired from outside URS is established through negotiations between the executive and us at the time the executive is first hired.

Each of our senior executives named in the Summary Compensation Table (the “Named Executives”) has an employment agreement with us that provides for a minimum base salary and other compensation benefits (see “Employment Agreements”). Under these agreements, base salaries are subject to periodic review and possible increase by the Compensation Committee, but cannot be decreased without the Named Executive’s consent. Selected other senior executives have similar employment agreements with us. Base salaries of other executives and senior managers are subject to periodic review and are increased or decreased by the Chief Executive Officer, at his discretion, within the overall framework of the compensation policies established by the Compensation Committee.

[1]	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

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When establishing or reviewing base compensation levels for the Named Executives, the Compensation Committee considers numerous factors, including but not limited to the following:

•	the qualifications of the executive;

•	whether the base compensation is within a reasonable range of executive pay levels at other publicly and privately held companies that potentially compete with us for business and executive talent;

•	the financial performance of those companies relative to ours;

•	the strategic goals for which the executive has responsibility; and

•	the recommendations of the Chief Executive Officer (except with respect to his own base compensation).

The companies whose compensation levels and practices are considered by the Compensation Committee for comparison are not necessarily those identified in the Performance Measurement Comparison below because we compete for executive talent with numerous companies besides those mentioned in the Performance Measurement Comparison.

Annual Bonus Program	In addition to base compensation, most of our executives and selected senior managers, including the Named Executives, participate in our Incentive Compensation Plan (the “Bonus Plan”). Under the Bonus Plan, participating executives and senior managers (“Designated Participants”) are eligible to earn annual bonuses based on formulas tied to certain predefined financial performance targets that are established annually by the Compensation Committee.

Each Designated Participant is assigned a “Target Bonus” at the beginning of the year, expressed as a percentage of his or her base salary. If the financial performance targets are met, each Designated Participant’s bonus is equal to the Target Bonus. If performance targets are not met, bonuses are determined as a declining percentage of Target Bonuses depending on the extent of the shortfall. No bonus is paid under the Bonus Plan if a Designated Participant fails to achieve predefined minimum performance levels. Conversely, if performance targets are exceeded, then each Designated Participant can earn a bonus in excess of the Target Bonus determined as an increasing percentage of the Target Bonus depending on the extent of the performance in excess of the target, up to a maximum of two times the Target Bonus.

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Mr. Koffel’s Target Bonus is currently 120% of his base salary. Target Bonuses for the other Named Executives eligible to participate in the Bonus Plan are established by either the Named Executive’s employment agreement or the Compensation Committee. Target Bonuses for most other Designated Participants are established annually by the Chief Executive Officer within the overall framework of the compensation policies established by the Compensation Committee. For the Named Executives eligible to participate in the Bonus Plan, Target Bonuses currently range from 55% to 120% of base salary.

Financial performance targets under the Bonus Plan are developed initially by the Chief Executive Officer and are approved by the Compensation Committee. For fiscal year 2005, our fiscal year net income before dividends was the sole financial measurement used to gauge individual performance for Mr. Koffel, Mr. Ainsworth and Mr. Brimhall, operating profit contribution from the URS Division was the sole financial measure used to gauge the performance of Mr. Jandegian and operating profit contribution and days sales outstanding from the EG&G Division were the financial measure used to gauge the performance of Mr. Wotring. Bonus payouts for all Designated Participants, including the Named Executives, were contingent upon meeting the net income target.

For other Designated Participants, measurements of operating profit contribution, cash flows and new sales are applied to the financial performance of the operating division or unit for which the Designated Participant has management responsibility. However, increasing emphasis is placed on company-wide financial performance as the Designated Participants’ responsibilities increase. At all participation levels, overall financial performance thresholds must be met before any bonuses can be earned.

At the end of fiscal year 2005, the performance targets were adjusted by the Compensation Committee to reflect the net impact of the charges arising from the note redemptions effected during our second quarter. The Compensation Committee determined that these adjustments were allowable under the Bonus Plan as the note redemptions benefited our long-term interests and those of our stockholders by reducing our debt and leverage ratios, leading the Compensation Committee to conclude that Bonus Plan participants should not be penalized as a consequence of these beneficial transactions. With the resulting adjustments to the performance targets, the Compensation Committee determined for fiscal year 2005, that Mr. Koffel, Mr. Ainsworth and Mr. Brimhall, had each earned bonuses equal to 100% of their Target Bonuses, that Designated Participants in the URS Division, including Mr. Jandegian, had earned bonuses equal to an average of 122% of their Target Bonuses, and that Designated Participants in the EG&G Division, including Mr. Wotring, had earned bonuses equal to an average of

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157% of their Target Bonuses, based on the financial results achieved by the corporate group and our respective divisions.

Long-Term Incentive Awards	We adopted our 1999 Incentive Plan to provide executives and other key employees with equity-based incentives. Awards under the 1999 Incentive Plan can take the form of stock options, performance restricted stock, restricted stock units or restricted stock, all of which are designed both to encourage recipients to focus on critical long-range objectives and to award recipients with an equity stake in URS.

Recipients generally fall into the following different groups: corporate management, division managers, regional business unit managers, strategic business unit managers, office managers, key technical staff and key administrative staff, and the size of awards are generally consistent within each of these groups. The Compensation Committee periodically considers whether and when to approve specific awards under the 1999 Incentive Plan based on the recommendations of the Chief Executive Officer (except with respect to his own awards). Factors considered include the executive’s or key employee’s position with us, his or her performance and responsibilities and the long-term incentive award levels of comparable executives and key employees at companies that compete with us for executive and managerial talent. The 1999 Incentive Plan does not, however, provide any formulaic method for weighing these factors. Finally, the Compensation Committee considers the potential dilution of outstanding common stock from options granted under the 1999 Incentive Plan in comparison to other publicly traded companies that potentially compete with us for business and executive talent.

Chief Executive Officer Compensation	On January 27, 2005, the Compensation Committee approved an increase in Mr. Koffel’s base salary to $950,000, retroactive to January 1, 2005, and increased his Target Bonus to 120%. Mr. Koffel also continues to participate in the supplemental executive retirement plan described below (see “Employment Agreements”).

During fiscal year 2005, the Compensation Committee approved long-term incentive compensation for Mr. Koffel under the 1999 Incentive Plan in the form of restricted stock awards for an aggregate of 55,000 shares of common stock. The Compensation Committee authorized these awards in order to recognize Mr. Koffel’s significant contributions to our growth and success during the previous decade and to provide him incentives to continue to increase stockholder value.

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Tax Deductibility of Executive Compensation	Section 162(m) of the Code precludes the deduction by a publicly held corporation for compensation paid to certain employees to the extent that such compensation exceeds $1,000,000, except for compensation paid under a written binding contract in existence on February 17, 1993, and performance-based compensation. The Internal Revenue Service has issued regulations for Section 162(m) that exempt performance-based compensation from the deduction limit if:
•	it is payable solely on account of the attainment of pre-established, objective performance goals;

•	the performance goals are established by a compensation committee comprised solely of two or more “outside directors;”

•	the material terms of the performance goals under which the compensation is to be paid are disclosed to and approved by stockholders before payment; and

•	the compensation committee certifies that the performance goals have been satisfied before payment.

Our stockholders re-approved the material terms of the Bonus Plan at the 2004 Annual Stockholders Meeting, so bonuses paid to Participants under the Bonus Plan can continue to qualify as performance-based compensation for purposes of Section 162(m).

The Compensation Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.

Respectfully Submitted, THE COMPENSATION COMMITTEE William D. Walsh, Chairman H. Jesse Arnelle General Joseph W. Ralston John D. Roach

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Compensation Committee Interlocks and Insider Participation
     As noted above, the Compensation Committee is comprised of four non-employee directors: Mr. Walsh, Mr. Arnelle, Mr. Ralston and Mr. Roach. No member of the Compensation Committee is, or was, formerly one of our officers or employees. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

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Executive Compensation
     The following tables set forth information regarding the salary, benefits and equity awards paid for services rendered to us by our Chief Executive Officer and our four other most highly compensated executive officers (the “Named Executives”) for the fiscal years ended October 31, 2003 and 2004, the transition period from November 1, 2004 to December 31, 2004 (the “Transition Period” or “T.P.”), and the fiscal year ended December 30, 2005.
Summary Compensation Table

						Long-Term Compensation
	Annual Compensation					Awards(1)			Pay-outs
								Securities
				Other Annual		Restricted		Underlying		All Other
Name and Principal		Salary	Bonus	Compensation		Stock		Options/	LTIP	Compensation
Position	Year	($)	($)	($)(2)		Awards ($)(3)		SARs (#)	Pay-outs ($)	($)(4)
Martin M. Koffel	2005	$950,019	$1,140,023	$29,637	(5)	$2,219,250	(7)	—	$—	$83,489	(10)
Chairman of the	T.P.	138,464	—	4,400	(6)	—		—	—	398	(11)
Board; Chief	2004	900,016	900,016	26,400		3,246,250	(8)	—	—	66,792
Executive Officer; President	2003	857,706	—	26,400		2,212,000	(9)	—	—	73,437

Kent P. Ainsworth	2005	$465,005	$348,754	$24,000	(12)	$605,250	(14)	—	$—	$3,064	(16)
Former Executive	T.P.	69,235	—	4,000	(13)	—		—	—	191	(17)
Vice President;	2004	450,029	292,519	24,000		1,918,800	(15)	—	—	3,193
Chief Financial	2003	425,027	—	24,738		—		—	—	1,954
Officer; Secretary

Reed N. Brimhall	2005	$375,895	$310,501	$—		$100,875	(18)	—	$—	$2,895	(21)
Vice President;	T.P.	53,850	16,298	—		—		—	—	149	(22)
Controller; Chief	2004	350,022	283,005	—		194,775	(19)	10,000	—	2,939
Accounting Officer	2003	168,280	140,498	—		93,900	(20)	50,000	—	790

Gary V. Jandegian	2005	$450,029	$374,649	$21,645	(23)	$302,625	(27)	—	$—	$3,046	(30)
Vice President;	T.P.	65,389	22,000	403,253	(24)	—		—	—	181	(31)
President, URS	2004	425,027	219,820	12,816	(25)	389,550	(28)	15,000	—	3,130
Division	2003	304,069	27,286	24,420	(26)	375,600	(29)	40,000	—	1,902

Randall A. Wotring	2005	$405,620	$444,773	$317,407	(32)	$242,100	(34)	—	$—	$8,215	(36)
Vice President;	T.P.	60,866	—	11,095	(33)	436,800	(35)	25,000	—	212	(37)
President, EG&G Division

(1)	Messrs. Koffel, Ainsworth, Brimhall, Jandegian and Wotring may have disposed of shares of our common stock, both in cashless transactions with us and in market transactions, in connection with exercises of stock options, the vesting of restricted stock and the payment of withholding taxes due with respect to such exercises and vestings. Messrs. Koffel, Ainsworth, Brimhall, Jandegian and Wotring and other officers of URS may continue to dispose of shares of our common stock in this manner and for similar purposes.

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(2)	The amounts in this column include the aggregate incremental cost to the company to provide such benefit.

(3)	The amounts shown in this column represent the dollar value of the grant of restricted stock based on the value of URS common stock on the grant date. For a list of the number and value of the Named Executive’s restricted unvested share holdings as of December 30, 2005, please see the table entitled “Restricted Stock Awards Not Yet Vested.” Dividends will be paid on such restricted stock only if and when declared on our common stock.

(4)	The amounts in this column include the aggregate incremental cost to the company to provide such benefit.

(5)	Consists of $26,400 for an automobile allowance and $3,237 for legal advice. We paid $676,750 in 2005 and $114,375 during our Transition Period to maintain security and personal protection services for Mr. Koffel due to business-related security concerns. This security program was established upon the recommendation of an independent, third party consulting firm. This security program is not maintained for the personal benefit of Mr. Koffel and therefore we have not added these costs to the Other Annual Compensation column.

(6)	Consists of $4,400 for an automobile allowance.

(7)	Mr. Koffel was granted the right to receive 55,000 shares of restricted stock on October 4, 2005, one-fourth of which is scheduled to vest on each of October 4, 2006, 2007, 2008 and 2009.

(8)	Mr. Koffel was granted the right to receive 75,000 shares of restricted stock and 50,000 shares of restricted stock units on July 12, 2004, all of which vested on July 12, 2005.

(9)	Mr. Koffel was granted the right to receive 100,000 shares of restricted stock on September 5, 2003, one-third of which is scheduled to vest on September 5, 2006.

(10)	Consists of a matching contribution of $2,100 paid to a defined contribution plan, a $1,959 inflation adjustment (based on a cost of living index) to amounts previously credited under the Selected Executives Deferred Compensation Plan and $79,430 of life and disability insurance premiums, including a gross-up for income taxes on such premiums, paid pursuant to Mr. Koffel’s employment agreement.

(11)	Consists of a $195 inflation adjustment (based on a cost of living index) to amounts previously credited under the Selected Executives Deferred Compensation Plan and $203 of life and disability insurance premiums.

(12)	Consists of $24,000 for an automobile allowance.

(13)	Consists of $4,000 for an automobile allowance.

(14)	Mr. Ainsworth was granted the right to receive 15,000 shares of restricted stock on October 4, 2005, all of which is scheduled to vest on February 29, 2008.

(15)	Mr. Ainsworth was granted the right to receive 40,000 shares of restricted stock on November 17, 2003, one-fourth of which is scheduled to vest on each of November 17, 2006 and 2007 and was also granted the right to receive 40,000 shares of restricted stock on July 12, 2004, one-fourth of which is scheduled to vest on each of July 12, 2006, 2007 and February 29, 2008.

(16)	Consists of a matching contribution of $2,100 paid to a defined contribution plan and $964 of life and disability insurance premiums.

(17)	Consists of $191 of life and disability insurance premiums.

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(18)	Mr. Brimhall was granted the right to receive 2,500 shares of restricted stock on October 4, 2005, one-fourth of which is scheduled to vest on each of October 4, 2006, 2007, 2008 and 2009.

(19)	Mr. Brimhall was granted the right to receive 7,500 shares of restricted stock on July 12, 2004, one-fourth of which is scheduled to vest on each of July 12, 2006, 2007 and 2008.

(20)	Mr. Brimhall was granted the right to receive 5,000 shares of restricted stock on June 12, 2003, one-fourth of which is scheduled to vest on each of June 12, 2006 and 2007.

(21)	Consists of a matching contribution of $2,100 paid to a defined contribution plan and $795 of life and disability insurance premiums.

(22)	Consists of $149 of life and disability insurance premiums.

(23)	Consists of $5,400 of parking expenses and $16,245 of automobile expenses.

(24)	Consists of $900 of parking expenses, $2,353 of automobile expenses and a $400,000 relocation expense.

(25)	Consists of $3,170 of automobile expenses, $3,060 of parking expenses and $6,586 of moving expenses.

(26)	Consists of $2,550 of automobile expenses, $13,000 for temporary living expenses and $8,870 of moving expenses.

(27)	Mr. Jandegian was granted the right to receive 7,500 shares of restricted stock on October 4, 2005, one-fourth of which is scheduled to vest on each of October 4, 2006, 2007, 2008 and 2009.

(28)	Mr. Jandegian was granted the right to receive 15,000 shares of restricted stock on July 12, 2004, one-fourth of which is scheduled to vest on each of July 12, 2006, 2007 and 2008.

(29)	Mr. Jandegian was granted the right to receive 20,000 shares of restricted stock on June 12, 2003, one-fourth of which is scheduled to vest on each of June 12, 2006 and 2007.

(30)	Consists of a matching contribution of $2,100 paid to a defined contribution plan and $946 of life and disability insurance premiums.

(31)	Consists of $181 of life and disability insurance premiums.

(32)	Consists of $15,000 for an automobile allowance, $2,407 of automobile expenses and a $300,000 relocation expense.

(33)	Consists of $2,654 for an automobile allowance, $671 of automobile expenses and $7,770 for a president’s award.

(34)	Mr. Wotring was granted the right to receive 6,000 shares of restricted stock on October 4, 2005, one-fourth of which is scheduled to vest on each of October 4, 2006, 2007, 2008 and 2009.

(35)	Mr. Wotring was granted the right to receive 15,000 shares of restricted stock on November 19, 2004, one-fourth of which is scheduled to vest on each of November 19, 2006, 2007 and 2008.

(36)	Consists of a matching contribution of $6,930 paid to a defined contribution plan and $1,285 of life and disability insurance premiums.

(37)	Consists of $212 of life and disability insurance premiums.

45.

     The following table provides information about the vesting of Restricted Stock Awards held by our Named Executives as disclosed in the Summary Compensation Table.
Restricted Stock Awards Not Yet Vested

						Value of Unvested
				Unvested Shares as		Shares as of
	Award	Last Vesting	Initial Award	of December 30,		December 30,
Named Executive	Date	Date	Amount[1]	2005		2005[2]
Mr. Koffel	09/05/2003	09/05/2006	100,000	33,333		$1,253,654
Mr. Koffel	10/04/2005	10/04/2009	55,000	55,000		2,068,550

					Total	$3,322,204

Mr. Ainsworth	07/15/2002	07/15/2006	25,000	6,250		$235,063
Mr. Ainsworth	11/17/2003	11/17/2007	40,000	20,000		752,200
Mr. Ainsworth	07/12/2004	02/29/2008	40,000	30,000		1,128,300
Mr. Ainsworth	10/04/2005	02/29/2008	15,000	15,000		564,150

					Total	$2,679,713

Mr. Brimhall	06/12/2003	06/12/2007	5,000	2,500		$94,025
Mr. Brimhall	07/12/2004	07/12/2008	7,500	5,625		211,556
Mr. Brimhall	10/04/2005	10/04/2009	2,500	2,500		94,025

					Total	$399,606

Mr. Jandegian	06/12/2003	06/12/2007	20,000	10,000		$376,100
Mr. Jandegian	07/12/2004	07/12/2008	15,000	11,250		423,113
Mr. Jandegian	10/04/2005	10/04/2009	7,500	7,500		282,075

					Total	$1,081,288

Mr. Wotring	07/12/2004	07/12/2008	7,500	5,625		$211,556
Mr. Wotring	11/19/2004	11/19/2008	15,000	11,250		423,113
Mr. Wotring	10/04/2005	10/04/2009	6,000	6,000		225,660

					Total	$860,329

[1]	The initial award price was $0.

[2]	$37.61 per share.
Option/SAR Grants in the Transition Period and in Fiscal Year 2005
     We grant options to our executive officers under our 1999 Incentive Plan. Prior to October 12, 1999, we granted options to our executive officers under our 1991 Incentive Plan. As of March 31, 2006, options to purchase a total of 2,777,044 shares were outstanding under both the 1999 Incentive Plan and the 1991 Incentive Plan. No shares remain available for grant under the 1991 Incentive Plan, and options to purchase approximately 2,316,000 shares remain available for grant under the 1999 Incentive Plan as of March 31, 2006. Options to purchase a total of 25,143 and 29,500 shares were granted to employees in the Transition Period and in fiscal year 2005, respectively.

46.

Option/SAR Grants in the Transition Period and in Fiscal Year 2005

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of
	Securities	Options/ SARs			Stock Price Appreciation
	Underlying	Granted to			for Option Term
	Options/ SARs	Employees in Fiscal	Exercise Or Base	Expiration
Name	Granted (#)	Year	Price ($/Sh)	Date	5% ($)	10% ($)
Mr. Koffel
Transition Period	0	0%	$0	—	$0	$0
Fiscal Year 2005	0	0%	0	—	0	0
Mr. Ainsworth
Transition Period	0	0%	0	—	0	0
Fiscal Year 2005	0	0%	0	—	0	0
Mr. Brimhall
Transition Period	0	0%	0	—	0	0
Fiscal Year 2005	0	0%	0	—	0	0
Mr. Jandegian
Transition Period	0	0%	0	—	0	0
Fiscal Year 2005	0	0%	0	—	0	0
Mr. Wotring
Transition Period	25,000	99%	29.12	11/19/2014	457,835	1,160,245
Fiscal Year 2005	0	0%	0	—	0	0

Aggregated Option Exercises in the Transition Period and in 2005 and
Year-End Values(1)

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
	Shares Acquired	Value	FY-End (#)	FY-End ($)(2)
Name	on Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Mr. Koffel			430,000	$6,732,675
Fiscal Year 2005	420,000	$10,124,940	0	0
Mr. Ainsworth			0	0
Fiscal Year 2005	300,800	6,186,730	0	0
Mr. Brimhall			0	0
Fiscal Year 2005	36,667	733,526	23,333	391,432
Mr. Jandegian			71,500	1,185,121
Fiscal Year 2005	14,667	250,731	23,333	386,192
Mr. Wotring			8,334	188,432
Fiscal Year 2005	26,334	641,616	29,832	577,976

(1)	No options were exercised by the Named Executives during the Transition Period.

(2)	Based on 2005 fiscal year-end share price equal to $37.61.

47.

Equity Compensation Plan Information
     The table presented below contains certain information about our equity compensation plans, which consist of the 1991 Stock Incentive Plan and the 1999 Incentive Plan as of December 30, 2005. When the 1999 Incentive Plan was approved, the remaining shares available for grant under the 1991 Stock Incentive Plan were added to the 1999 Incentive Plan. The 1999 Incentive Plan contains an automatic reload feature, which increases the shares available for future issuance. The number of shares to be reloaded annually equals the lesser of 5% of our common stock outstanding as of July 1 or 1.5 million shares of our common stock for each year through 2009.

Number of
	Securities to be		Number of Securities
	Issued Upon		Remaining Available for
	Exercise of	Weighted-Average	Issuance Under Equity
	Outstanding	Exercise Price of	Compensation Plans
	Options, Warrants	Outstanding	(excluding securities
	and Rights	Options, Warrants	reflected in column (a))
	(in thousands)	and Rights	(in thousands)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,076	$22.18	2,316
Equity compensation plans not approved by security holders	0	0	0

Total	3,076	$22.18	3,316

48.

Employment Agreements

Martin M. Koffel	Mr. Koffel executed an employment agreement with us in 1991, which was amended in 1998, 1999 and 2003, pursuant to which he receives an annual base salary, target bonus and other compensatory benefits and severance arrangements. The annual base salary and target bonus identified in the employment agreement are both subject to increase at the discretion of the Compensation Committee. Currently, Mr. Koffel receives an annual base salary of $950,000 and a target bonus percentage equal to 120% of his base salary. The employment agreement also provides a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments due Mr. Koffel are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code (an “Excise Tax Gross-Up Payment”). Mr. Koffel also is reimbursed for the cost of term life insurance with a face amount equal to up to four times his base salary and a tax gross-up payment to offset his cost of all income and employment taxes imposed because of that reimbursement.

Severance Provisions

Under the terms of Mr. Koffel’s employment agreement, if Mr. Koffel voluntarily resigns before the Retirement Date (as defined below), we will pay Mr. Koffel a severance payment of $5,000,000 and we will extend the exercise period of all of his options for a period of 36 months. If Mr. Koffel retires on the Retirement Date or if we terminate his employment for any reason other than cause prior to the Retirement Date, we will pay Mr. Koffel a severance payment of $5,000,000, we will extend the exercise period of all of his options for a period of 36 months and we will accelerate the vesting of all his unvested stock awards (whether granted before or after the execution of the employment agreement). If Mr. Koffel voluntarily resigns or is terminated by us within two years following a Change in Control (as defined below), we will pay Mr. Koffel a severance payment equal to three times the sum of his base salary plus his target bonus, we will extend the exercise period of all of his options for a period of 36 months, we will accelerate the vesting of all his unvested stock awards (whether granted before or after the execution of the employment agreement) and Mr. Koffel will be eligible for an Excise Tax Gross-Up Payment. In addition, during the 18-month period following Mr. Koffel’s termination for any reason, Mr. Koffel and his spouse will be entitled, at our expense, to participate in the insurance programs maintained by us, including life, disability and health insurance programs. In the event of Mr. Koffel’s death during any such 18-month period, we will extend the insurance coverage benefit to Mr. Koffel’s spouse for the duration of the 18-month period.

The “Retirement Date” is defined in Mr. Koffel’s employment agreement to mean the last day of our fiscal year that includes April 4, 2006, or such later date as we and Mr. Koffel mutually agree. We are currently in discussions with Mr. Koffel to extend the term of his employment arrangement.

49.

A “Change in Control” is defined in Mr. Koffel’s employment agreement to mean:
•	a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act;

•	two-thirds or more of our directors not having served on the Board for 24 months prior to the change in control; or

•	any person acquiring 20% or more of our voting power, other than:
•	the beneficial ownership by any person of 20% or more but less than a majority of our voting power if that beneficial ownership was acquired in the ordinary course of that person’s business and not with the purpose or effect of changing or influencing the control of URS and that person is eligible to file a short form statement on Schedule 13G under Rule 13d-1 of the Exchange Act regarding its beneficial ownership;

•	the beneficial ownership by Blum Capital Partners, L.P or its affiliates unless or until either alone or as a member of a group within the meaning of Section 13(d) of the Exchange Act, they beneficially own an aggregate of over 25% of our voting power; or

•	the beneficial ownership by TCG Holdings, L.L.C. or its affiliates unless or until either alone or as a member of a group within the meaning of Section 13(d) of the Exchange Act, they beneficially own an aggregate of over 25% of our voting power.

In addition, equity grants awarded to Mr. Koffel in 2002 and 2004 provide for accelerated vesting in the event of a “Change in Control” as defined above.

Supplemental Executive Retirement Plan

In 1999, our Board approved special supplemental compensation for Mr. Koffel to recognize his significant contributions to our growth and success during the previous decade, to induce him to continue as our Chief Executive Officer through his then expected retirement at age 65 and to create incentives for him to continue to increase stockholder value. This special supplemental compensation included, among other things, a supplemental executive retirement plan (“SERP”). In September 2003, the SERP was amended to provide Mr. Koffel with an annual lifetime retirement benefit. Benefits are based on Mr. Koffel’s final average annual compensation and his age at the time of his employment termination. “Final average compensation” means the higher of (1) the sum of Mr. Koffel’s base salary plus target bonus established for him under our incentive compensation program during the consecutive 36 months in his final 60 months of employment in which that average was the highest and (2) $1,600,000. Estimated annual benefits are as follows:

50.

Final Average		67
Compensation	66	or Older
$1,600,000	$880,000	$960,000
$1,650,000	$907,500	$990,000
$1,700,000	$935,000	$1,020,000
$1,750,000	$962,500	$1,050,000
$1,800,000	$990,000	$1,080,000
$1,850,000	$1,017,500	$1,110,000
$1,900,000	$1,045,000	$1,140,000

As of December 30, 2005, Mr. Koffel had attained the age of 66, and his final average compensation was $1,868,495.

Benefits under the SERP shown in the above table are computed on the basis of an annuity for the life of Mr. Koffel, with guaranteed payments for at least ten years. The SERP provides for an offset for Social Security benefits to which Mr. Koffel becomes entitled, but these offsets are not reflected in the table. Mr. Koffel also may elect to receive his SERP benefits in the form of a lump sum payment upon his retirement. The SERP also provides that Mr. Koffel and his spouse will be entitled to participate in our life, disability and health insurance programs at group rates for the remainder of their lives.

Under the terms of the SERP, if Mr. Koffel’s employment is terminated (1) by us within thirteen months of the Change in Control, (2) by us following a potential Change in Control and within six months prior to a Change of Control or (3) by Mr. Koffel within two years following a Change in Control, then Mr. Koffel’s retirement benefit will be calculated as if his age at time of termination was 67. In addition, we are obligated to deposit into a “rabbi trust” the lump sum value of the retirement benefit to which Mr. Koffel would be entitled.

The conversion of 100,000 shares of our Series D Preferred Stock into 2,106,674 shares of our common stock in January 2003 (the “Series D Conversion”) resulted in a Change in Control under the terms of the original SERP and consequently we became obligated to fund a rabbi trust with approximately $8.9 million. However, following the Series D Conversion, Mr. Koffel agreed to defer this funding obligation and consequently we will not be obligated to fund the rabbi trust unless and until Mr. Koffel gives us 15 days’ prior notice to do so, or until his death or the termination of his employment for any reason.

Kent P. Ainsworth	Mr. Ainsworth executed an amended and restated employment agreement in May 2005 upon which he was entitled to an annual base salary of $465,000 and a target bonus percentage equal to 75% of his base salary, while he remained employed by us in an executive position. Effective March 17, 2006, Mr. Ainsworth retired as our Executive Vice President, Chief Financial Officer and Secretary, and unless his employment is earlier terminated as described in the employment agreement, will

51.

continue to be employed as our senior advisor until February 2008 (the “Retirement Date”). During his employment as a senior advisor, Mr. Ainsworth will receive an annual base salary of $250,000 but will not be eligible to participate in the Bonus Plan. In addition, Mr. Ainsworth will receive 52 bi-weekly supplemental consulting payment of $31,298 each.

Severance and Termination Provisions

Mr. Ainsworth will be entitled to receive the supplemental consulting payments regardless of whether his employment with us terminates for any reason, but the payments will be made in a lump sum in the event such termination is due to his death or disability, or upon a Section 409 Change in Control (as defined in accordance with Section 409(a)(2)(A)(v) of the Internal Revenue Code). If we terminate Mr. Ainsworth’s employment for any reason other than cause or if we or Mr. Ainsworth terminate his employment for any reason following a Section 409 Change in Control, then Mr. Ainsworth will continue to receive, or will receive as a lump sum, the annual base salary that he otherwise would have been entitled to receive until his Retirement Date. All awards held by Mr. Ainsworth under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon his Retirement Date, upon his death or disability or if we terminate Mr. Ainsworth’s employment for any reason other than cause. In addition, Mr. Ainsworth will be entitled, at his expense, but at our group rate, to continue to participate in our health insurance programs immediately upon his Retirement Date, upon his death or disability or if we terminate Mr. Ainsworth’s employment for any reason other than cause. The employment agreement also provides for an Excise Tax Gross-Up Payment to Mr. Ainsworth.

Reed N. Brimhall	Mr. Brimhall executed an evergreen employment agreement with us in May 2003, pursuant to which he receives an annual base salary determined by the Compensation Committee based on relevant factors outlined in its Compensation Committee Report above. Mr. Brimhall’s current base salary is $385,000 and his target bonus percentage is at least 55% of his base salary.

Severance and Termination Provisions

If we terminate Mr. Brimhall’s employment for any reason other than cause or his disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation as in effect on the date his employment is terminated.

Mr. Brimhall is entitled to a Change in Control (as defined below) severance payment of 200% of his then-current base salary if, within one year after a Change in Control, Mr. Brimhall voluntarily resigns his employment for certain specified reasons or is terminated by us for any reason other than cause or his disability. All

52.

awards held by Mr. Brimhall under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. The employment agreement also provides for an Excise Tax-Gross Up Payment to Mr. Brimhall. A “Change in Control” is defined in Mr. Brimhall’s employment agreement to mean any person acquiring 50% or more of our voting power.

Gary V. Jandegian	Mr. Jandegian executed an evergreen employment agreement with us in January 2004, pursuant to which he receives an annual base salary determined by the Compensation Committee based on relevant factors outlined in its Compensation Committee Report above. Mr. Jandegian’s current base salary is $450,000 and his target bonus percentage is at least 75% of his base salary.

Severance and Termination Provisions

If we terminate Mr. Jandegian’s employment for any reason other than cause or his disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation as in effect on the date his employment is terminated.

Mr. Jandegian is entitled to a Change in Control (as defined below) severance payment of 200% of his then-current base salary if, within one year after a Change in Control, Mr. Jandegian voluntarily resigns his employment for certain specified reasons or is terminated by us for any reason other than cause or his disability. All awards held by Mr. Jandegian under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. The employment agreement also provides for an Excise Tax-Gross Up Payment to Mr. Jandegian. A “Change in Control” is defined in Mr. Jandegian’s employment agreement to mean any person acquiring 50% or more of our voting power.

Randall A. Wotring	Mr. Wotring executed an evergreen employment agreement with us in November 2004, pursuant to which he receives an annual base salary determined by the Compensation Committee based on relevant factors outlined in its Compensation Committee Report above. Mr. Wotring’s current base salary is $400,000 and his target bonus percentage is at least 75% of his base salary.

Severance and Termination Provisions

If we terminate Mr. Wotring’s employment for any reason other than cause or his disability, or if he voluntarily resigns his employment for certain specified reasons, we will pay a severance payment equal to 100% of his base compensation as in effect on the date his employment is terminated.

53.

Mr. Wotring is entitled to a Change in Control (as defined below) severance payment of 200% of his then-current base salary if, within one year after a Change in Control, Mr. Wotring voluntarily resigns his employment for certain specified reasons or is terminated by us for any reason other than cause or his disability. All awards held by Mr. Wotring under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. The employment agreement also provides for an Excise Tax-Gross Up Payment to Mr. Wotring. A “Change in Control” is defined in Mr. Wotring’s employment agreement to mean any person acquiring 50% or more of our voting power.

Defined Benefits

URS, through its wholly owned subsidiary EG&G Technical Services, Inc., maintains a noncontributory pension plan (the “EG&G Plan”) under which eligible EG&G employees receive annual retirement benefits at their normal retirement age, which is calculated based on the employee’s year of birth. Under the EG&G Plan, annual retirement benefits, as shown in the below table, are generally calculated on the basis of a straight life annuity according to the following formula: the sum of (a) the participant’s accrued benefits determined as of December 31, 2003 (calculated as .85% of average annual compensation multiplied by the number of years of credited service, plus .75% of average annual compensation in excess of the social security tax base multiplied by the number of years of credited service) and (b) .65% of annual compensation for the year of calculation, plus an additional .65% of such annual compensation in excess of 1/2 of social security taxable wages. Compensation for purposes of the EG&G Plan generally means regular base salary (including deferrals made under our 401(k) plan, Section 125 flexible benefit plan and qualified transportation fringe benefit plan), commissions and severance pay, but excludes bonus, overtime pay, incentive pay reimbursements or other expense allowances or other adjustments, fringe benefits and any other type of special or nonrecurring pay. Mr. Wotring had 26 years of credited service as of the end of 2005. Assuming Mr. Wotring remains employed by URS until age 65, his annual retirement benefit at age 65 would be equal to approximately $64,430.

54.

EG&G Plan Annual Retirement Benefit*

Final 5-Year	Years of Service
Average
Compensation	15	20	25	30	35
$125,000	$25,307	$33,743	$42,179	$50,614	$59,050
$150,000	31,307	41,743	52,179	62,614	73,050
$175,000	37,307	49,743	62,179	74,614	87,050
$200,000	43,307	57,743	72,179	86,614	101,050
$225,000	43,307	57,743	72,179	86,614	101,050
$250,000	43,307	57,743	72,179	86,614	101,050
$300,000	43,307	57,743	72,179	86,614	101,050
$400,000	43,307	57,743	72,179	86,614	101,050
$450,000	43,307	57,743	72,179	86,614	101,050
$500,000	43,307	57,743	72,179	86,614	101,050

*The table above shows the estimated annual retirement benefit payable as a straight life annuity assuming retirement at age 65, under the EG&G Plan.
Certain Relationships and Related Transactions
     Some of our officers, directors and employees may have disposed of shares of our common stock, both in cashless transactions with us and in market transactions, in connection with exercises of stock options, the vesting of restricted and deferred stock and the payment of withholding taxes due with respect to such exercises and vesting. These officers, directors and employees may continue to dispose of shares of our common stock in this manner and for similar purposes.

55.

Performance Measurement Comparison(1)
     The following chart compares the cumulative total stockholder returns from a $100 investment in our common stock for the last five fiscal years compared to the cumulative return of the Standard & Poor’s 600 SmallCap Index (the “600 Index”) and the Standard & Poor’s 1500 Supercomposite Construction and Engineering Component Index (the “Engineering Index”)(2). We believe that the 600 Index is an appropriate independent broad market index since it measures the performance of companies with smaller market capitalizations. In addition, we believe that the Engineering Index is an appropriate independent industry index since it measures the performance of construction and engineering companies.

	October 31	October 31	October 31	October 31	October 31	December 31
Oct 31,	2000	2001	2002	2003	2004	2005

URS	12.81	22.40	18.96	21.89	27.60	37.61

SP600	218.54	202.94	193.74	256.41	296.85	350.67

SP Supercomposite Const & Eng	78.08	68.38	45.96	63.28	70.73	108.24

URS	100.00	174.86	148.01	170.88	215.46	293.60
S&P600 Small Cap	100.00	112.03	140.33	131.33	126.36	168.77
S&P1500 Supercomposite Cons & Eng	100.00	87.58	58.86	81.05	90.59	138.63

(1)	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
(2)	The Engineering Index contains the following public companies: Fluor Corporation, Jacobs Engineering Group Inc., Quanta Services, Inc., Granite Construction Inc., URS Corporation, The Shaw Group Inc., EMCOR Group, Inc., and Instituform Technologies, Inc.

56.

Other Matters	The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on these matters in accordance with their best judgment.

By Order of the Board of Directors /s/ Joseph Masters Joseph Masters, Secretary

April 24, 2006

57.

PROXY
URS CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2006

     The undersigned hereby appoints H. Thomas Hicks and Joseph Masters, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of URS Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of URS Corporation to be held on Thursday, May 25, 2006, at the offices of Cooley Godward LLP, 101 California Street, 5th Floor, San Francisco, California 94111, at 8:30 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  Detach here from proxy voting card.  ▲

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote FOR the nominees for director listed below.

		FOR all	WITHHOLD
		nominees listed	AUTHORITY
		below (except	to vote for
		as marked to the	all nominees
		contrary below).	listed below.
1.	To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.	☐	☐

(01) H. Jesse Arnelle	(05) Martin M. Koffel
(02) Betsy J. Bernard	(06) Joseph W. Ralston
(03) Armen Der Marderosian	(07) John D. Roach
(04) Mickey P. Foret	(08) William D. Walsh
To withhold authority to vote for any nomninee(s), write such nominee(s)’ name(s) below:

The Board of Directors recommends a vote FOR Proposal 2.	FOR	AGAINST	ABSTAIN

Proposal 2–To approve an amendment to the URS Corporation 1999 Equity Incentive Plan.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 3.

Proposal 3–To vote on the stockholder proposal recommending that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of the votes cast at an annual meeting of stockholders.
	☐	☐	☐

WILL
ATTEND
If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	☐

Please vote, date and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.

Signature	Signature	Date	, 2006

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized offi cer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

▲  Detach here from proxy voting card.  ▲